UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 12, 2006

InfoSonics Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-32217	33-0599368
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification
of incorporation)		No.)

5880 Pacific Center Blvd., San Diego, CA		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (858) 373-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On October 12, 2006, InfoSonics Corporation (the “Company”) executed an amendment to its existing Credit Agreement (the “Amendment”) with Wells Fargo HSBC Trade Bank, N.A. (“Wells Fargo”) that allows the Company to borrow up to a maximum of $30,000,000 and extended the maturity date to October 1, 2008.

Interest on the line of credit is payable on a monthly basis at Wells Fargo’s prime rate minus 0.25% (8.25% at October 12, 2006) or at the London Inter-Bank Offering Rate (“LIBOR”) plus 1.5% (LIBOR was 5.35% at October 12, 2006). The interest rate on the revolving balance is floating at Wells Fargo’s prime rate minus 0.25% and for fixed amounts of debt drawn down is at LIBOR plus 1.5%.  The line of credit is collateralized by substantially all of the assets of the Company.  In addition to reporting and other non-financial covenants, the line of credit contains certain financial covenants which, among other items, require the Company to maintain a tangible net worth of not less than $30,000,000 through December 31, 2006 and not less than $30,000,000 plus 50% of the net profit after tax from January 1, 2007 and thereafter.

The description of the Amendment above does not purport to be complete and is qualified in its entirety by reference to the Amendment itself, which is filed as an exhibit to this Current Report.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The description of the Amendment to Credit Agreement set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference under this Item 2.03.

Item 7.01.  Regulation FD

The Company issued a press release dated October 13, 2006 regarding the extension of the maturity date of its Credit Agreement to October 1, 2008 and an increase in its maximum borrowing capacity to $30,000,000.

A copy of the press release dated October 13, 2006 is furnished herewith as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

(c)          Exhibits.

Exhibit No.	Description
10.1	Amendment to Credit Agreement by and between InfoSonics Corporation and Wells Fargo HSBC Trade Bank, N.A. dated October 12, 2006.
99.1	Press release dated October 13, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InfoSonics Corporation

/s/ Jeffrey Klausner
Chief Financial Officer

Dated: October 13, 2006